Europacific Growth Fund

September 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and 74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset Value	$115,000,000
K2) Maximum Fee Rate	0.397%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$0
Class B	$0
Class C	$0
Class F1	$0
Class F2	$0
Total	$0
Class 529-A	$0
Class 529-B	$0
Class 529-C	$0
Class 529-E	$0
Class 529-F1	$0
Class R-1	$0
Class R-2	$0
Class R-3	$0
Class R-4	$0
Class R-5	$0
Class R-6	$0
Total	$0

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0000
Class B	$0.0000
Class C	$0.0000
Class F1	$0.0000
Class F2	$0.0000
Class 529-A	$0.0000
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0000
Class 529-F1	$0.0000
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0000
Class R-4	$0.0000
Class R-5	$0.0000
Class R-6	$0.0000

Item 74A through 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$32,124
B) Repurchase agreements	$0
C) Short-term debt securities other than repurchase agreements	$5,869,105
D) Long-term debt securities including convertible debt	$824,550
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common stock	$108,207,357
G) Options on equities	$0
H) Options on all futures	$0
I) Other investments	$118,465
J) Receivables from portfolio instruments sold	$168,553
K) Receivables from affiliated persons	$0
L) Other receivables	$549,293
M) All other assets	$0
N) Total assets	$115,769,447
O) Payables for portfolio instruments purchased	$277,156
P) Amounts owed to affiliated persons	$75,512
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$518,594
S) Senior equity	$0
T) Net Assets of common shareholders	$114,898,185

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	675,445
Class B	6,548
Class C	43,498
Class F1	194,034
Class F2	189,587
Total	1,109,112
Class 529-A	23,600
Class 529-B	795
Class 529-C	7,847
Class 529-E	1,275
Class 529-F1	1,817
Class R-1	6,264
Class R-2	23,752
Class R-3	156,772
Class R-4	298,146
Class R-5	275,857
Class R-6	603,037
Total	1,399,162

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$46.01
Class B	$45.60
Class C	$44.78
Class F1	$45.75
Class F2	$46.02
Class 529-A	$45.57
Class 529-B	$44.87
Class 529-C	$44.48
Class 529-E	$45.15
Class 529-F1	$45.61
Class R-1	$44.24
Class R-2	$44.57
Class R-3	$45.06
Class R-4	$45.19
Class R-5	$46.03
Class R-6	$46.10

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$109,421,959